EXHIBIT 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 26, 2004
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS REPORTS REVENUES

AND EARNINGS FOR THIRD QUARTER 2004

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, today reported net income of $4.2 million, or $0.15 per share, on revenues of $35.5 million, up 3%, for its quarter ended September 30, 2004. For the comparable quarter of 2003, the Company reported net income of $4.7 million, or $0.17 per share, on revenues of $34.5 million.

Revenues for the nine-month period ended September 30, 2004 were $112.1 million, compared with $100.8 million for the same nine-month period in 2003, a gain of 11%. Net income for the nine-month period ended September 30, 2004 increased 8% to $13.6 million, or $0.49 per share, compared with $12.6 million, or $0.47 per share in the same period of 2003. Excluding the gain on sale of land and a positive litigation settlement, net income rose 13%.

The Company’s total sales increased 3%, compared to the third quarter of 2003. Inflation device sales grew 9%; catheter sales rose 8%; custom kit sales remained about the same; and stand-alone device sales fell 2%. The decline in demand was due primarily to fewer procedures being conducted, an increase in competitive pressures, and, to a lesser extent, weather-related disturbances in the Southeastern United States.

For the nine-month period ended September 30, 2004, the Company’s total sales grew 11%. Compared to the same nine-month period of 2003, catheter sales grew 16%; custom kit sales rose 12%; inflation device sales grew 11%; and stand-alone device sales increased 9%.

“The slowdown in sales for the third quarter was unexpected, especially following our strongest quarter ever during the second quarter of 2004,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Merit has been active in developing strategy that will allow us the ability to provide full service, or a ‘stick to stitch’ approach, for our customers. Our announcement earlier today regarding the pending acquisition of MedSource Packaging Concepts is one part of that strategy.”

Gross margins were down from 46.3% in the third quarter of 2003 to 44.5% in the third quarter of 2004. The decline in the third quarter of 2004 was due primarily to higher fixed costs and lower production compared to the third quarter of 2003. Gross margins were up from 44.1% in the first nine months of 2003 to 44.8% in the first nine months of 2004.

Selling, general and administrative expenses were 23.8% and 23.0% of sales, respectively, for the three and nine-month periods ended September 30, 2004, compared with 22.5% and 22.4% of sales in the previous year’s comparable periods. These increases are primarily the result of increased patent, legal, and Sarbanes-Oxley expenses.

Research and development expenses were 3.4% and 3.3% of sales, respectively, for the three and nine-month periods ended September 30, 2004, compared with 3.3% and 3.4% of sales in the previous year’s comparable periods.

Merit’s effective tax rates for the three and nine-month periods ended September 30, 2004 were 32.7% and 35.7%, respectively, compared with 35.5% and 36.0% for the comparable periods of 2003. The tax rate decline for the three and nine-month periods ended September 30, 2004 was due primarily to increased tax benefits from international sales.

The Company’s cash position rose to $34.4 million as of September 30, 2004, compared with $30.2 million as of December 31, 2003. This cash balance is net of $14.1 million spent as of September 30, 2004 on Merit’s building expansion projects in South Jordan, Utah, and Galway, Ireland.

INCOME STATEMENT

(Unaudited)

	3 Months Ended 9/30		9 Months Ended 9/30
	2004	2003	2004	2003
	(In Thousands Except Share Data)		(In Thousands Except Share Data)
REVENUES	$35,476	$34,506	$112,059	$100,826
COST OF SALES	19,683	18,529	61,825	56,396
GROSS PROFIT	15,793	15,977	50,234	44,430

OPERATING EXPENSES:
Selling, General and Administrative	8,457	7,766	25,789	22,607
Research and Development	1,210	1,127	3,674	3,422
TOTAL OPERATING EXPENSES	9,667	8,893	29,463	26,029

OTHER OPERATING INCOME:
Gain on sale of land				508

INCOME FROM OPERATIONS	6,126	7,084	20,771	18,909

OTHER INCOME - NET:
Litigation Settlement			100	475
Other (Income) Expense - Net	103	125	350	269
TOTAL OTHER (INCOME) - NET	103	125	450	744

PRE-TAX INCOME	6,229	7,209	21,221	19,653

INCOME TAX EXPENSE	2,040	2,557	7,586	7,043

NET INCOME	$4,189	$4,652	$13,635	$12,610

EARNINGS PER COMMON SHARE:
Basic	$0.16	$0.18	$0.52	$0.50
Diluted	$0.15	$0.17	$0.49	$0.47

AVERAGE COMMON SHARES:
Basic	26,380,059	25,516,923	26,249,212	25,252,324
Diluted	27,760,219	27,238,920	27,756,826	26,838,568

BALANCE SHEET

(Unaudited)

	9/30/2004	12/31/2003
	(Dollars in Thousands)
ASSETS

Cash	$34,434	$30,204
Trade Receivables (Net)	17,215	17,729
Inventories	23,496	21,269
Other Current Assets	1,230	1,686
Total Current Assets	$76,375	$70,888
Property & Equipment (Net)	44,344	29,197
Other Assets	8,275	7,216
TOTAL ASSETS	$128,994	$107,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total Current Liabilities	$17,335	$13,957
Other Liabilities	5,813	5,100
Stockholders’ Equity	105,846	88,244
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,994	$107,301

CONFERENCE CALL

Merit Medical invites all interested parties to join its officers in its third quarter earnings conference call to be held today, October 26, 2004, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are: (Domestic) 800-218-9073; and (International) 303-262-2140.

A live webcast as well as a rebroadcast of the conference call will be available at www.merit.com and www.fulldisclosure.com. To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. To access the webcast, click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page. The webcast will be archived on both sites. There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara,

California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of Company’s products, potential product recalls and quality related issues, delays in obtaining regulatory approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company’s products obsolete, product liability claims, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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